This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The offer is being made solely by the Offer to Purchase, dated August 19, 1998, and the related letter of transmittal, and any amendments and supplements thereto, and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares tendering in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                 ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
                                       OF

                            ENVIROTEST SYSTEMS CORP.
                                       AT

                              $17.25 NET PER SHARE
                                       BY

                               STONE RIVET, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                      ENVIRONMENTAL SYSTEMS PRODUCTS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON WEDNESDAY, SEPTEMBER 30, 1998 UNLESS THE OFFER IS EXTENDED

     Stone Rivet, Inc., a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of Environmental Systems Products, Inc., a Delaware corporation ("Parent"), is offering to purchase all of the outstanding shares of Class A Common Stock, $0.01 par value (the "Shares"), of Envirotest Systems Corp., a Delaware corporation (the "Company"), at a purchase price of $17.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 19, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Parent is an indirect wholly owned subsidiary of Newmall Limited, a private limited company organized under the laws of the United Kingdom. Newmall Limited is controlled by the Alchemy Investment Plan, an investment consortium principally composed of United States institutional investors which is advised by Alchemy Partners.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW), (A) THAT NUMBER OF SHARES THAT WOULD REPRESENT 90 PERCENT OF ALL OUTSTANDING SHARES DETERMINED ON A PRIMARY BASIS ON THE DATE OF PURCHASE (ASSUMING CONVERSION OF ALL OUTSTANDING SHARES OF CLASS B COMMON STOCK, PAR VALUE $.01 PER SHARE ("CLASS B SHARES") AND SHARES OF CLASS C COMMON STOCK, PAR VALUE $.01 PER SHARE ("CLASS C SHARES") INTO SHARES) AND (B) 100 PERCENT OF THE SHARES ISSUABLE UPON CONVERSION (AND ASSUMING CONVERSION THEREOF) OF ALL OUTSTANDING CLASS B SHARES AND CLASS C SHARES ON THE DATE OF PURCHASE, AND (2) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER WITH RESPECT TO THE OFFER AND/OR THE MERGER HAVING EXPIRED OR BEEN TERMINATED. CERTAIN OTHER CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 13 OF THE OFFER TO PURCHASE.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 12, 1998 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company, pursuant to which, after the expiration of the Offer and the satisfaction of the conditions contained in the Merger Agreement, the Purchaser will be merged into the Company (the "Merger"), with the Company surviving the Merger, and each outstanding Share, other than Shares held by Parent, the Purchaser or any other subsidiary of Parent and Shares held by stockholders who perfect any available appraisal rights under Delaware law, would be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MAKING OF THE OFFER BY THE PURCHASER, AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to IBJ Schroder Bank & Trust Company, which is acting as the depositary (the "Depositary"), of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefore with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING THE PAYMENT AFTER THE EXPIRATION DATE.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (the "Share Certificates"), or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required by the Letter of Transmittal.

     The term "Expiration Date" means 12:00 Midnight, Eastern standard time, on Wednesday, September 30, 1998, unless and until the period during which the Offer is open shall have been extended in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended, shall expire. If by the Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the applicable rules and regulations of the Securities and Exchange Commission ("Commission") and subject to the limitations in the Merger Agreement, to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer. See Section 11 of the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, such announcement to be no later than 9:00 a.m., Eastern standard time, on the next business day after the previously scheduled Expiration Date of the Offer.

     Except as described below and in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 17, 1998.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such Certificates, the serial number shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedure for Book-Entry Transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account of the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of the Shares. The Offer to Purchase and the related Letter of Transmittal are being mailed to the record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH HOLDERS OF SHARES SHOULD READ BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

     Questions and requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 425-1685
                   ALL OTHERS CALL TOLL FREE: (800) 848-3402